Exhibit 10.9

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

This Amendment 1 (“Amendment”) to the Employment Agreement (“Agreement”) dated October 17, 2011, between Bellicum Pharmaceuticals, Inc., (“Company”) and Annemarie Moseley, M.D., Ph.D., (“Executive”) is made effective November 26, 2012. The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Executive has served since October 17, 2011 as Senior Vice President, Clinical Development & Regulatory Affairs of the Company;

WHEREAS, as of the effective date of this Amendment the Company desires to promote Executive to Chief Operating Officer with the Company and Executive agrees to be retained by the Company in such capacity;

WHEREAS, the only terms of the Agreement that are changed by this Amendment are those expressly set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

In the first paragraph of the Agreement, the Company’s address is changed to 2130 West Holcombe Blvd., Suite 850, Houston, Texas 77030.

Section 2 is amended to read in its entirety:

2. Position. During the Employment Term from October 17, 2011 through November 25, 2012, Executive shall serve as the Senior Vice President, Clinical Development & Regulatory Affairs (“Senior Vice President”) of the Company. During the Employment Term from November 26, 2012 forward, Executive shall serve as the Chief Operating Officer (“COO”) and Senior Vice President, Clinical Development & Regulatory Affairs of the Company. Executive’s duties under this Agreement shall be to serve with the responsibilities, rights, authority and duties as are established from time to time by the Chief Executive Officer of the Company (the “CEO”), and Executive shall report to the CEO. Executive’s duties are more fully described on Exhibit C attached hereto.

Section 4 (a) is amended as follows:

(a) Base Salary. During the Executive’s employment with the Company, the Company shall pay Executive a base salary at the annual rate of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (“Base Salary”), payable in twice-monthly installments of Twelve Thousand Five Hundred Dollars ($12,500). Effective November 26, 2012, the Base Salary shall be THREE HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($320,000.00), payable in twice-monthly installments of Thirteen Thousand Three Hundred Thirty Three and 33/100 Dollars ($13,333.33).

Section 4 (c) is amended by adding the following sentence at the end of section 4(c):

Effective November 26, 2012, the target and maximum Annual Performance Bonus shall be thirty (30) percent of the Base Salary.

Section 4 (d) is amended to read in its entirety:

(a) Option Award. Immediately following and conditioned upon the Company’s 2011 Stock Option Plan becoming effective, the Company will award 150,000 stock options to the Executive pursuant to the Option Grant Agreement attached as Exhibit D. An additional 100,000 options will be awarded to the Executive pursuant to the Stock Option Agreement attached as Exhibit E upon the closing of the second tranche of the Series B Financing, as defined in the Series B Preferred Stock Purchase Agreement dated November 9, 2011.

Section 4 (e) is amended by adding the following sentence at the end of section 4(e):

Beginning December 1, 2012, the Company shall additionally reimburse Executive up to $3,000.00 per three month period for commuting travel.

Section 13 is amended by replacing the Fannin Street address with the Company’s new address: 2130 West Holcombe Blvd., Suite 850, Houston, Texas 77030.

Exhibit A is amended by adding the following sentence at the end of the first paragraph:

Effective November 26, 2012, the target and maximum Annual Performance Bonus shall be thirty (30) percent of the Base Salary.

Exhibit C is amended as follows:

1. The first paragraph is amended to read in its entirety:

The Chief Operating Officer (“COO”) reports directly to the CEO and is accountable for all aspects of clinical and product development of the Bellicum programs from the point at which a clinical candidate is designated and approved by the Board, through commercialization, including regulatory submissions and product approval. The COO also is responsible for manufacturing of Bellicum’s product candidates, including process and analytical method development and validation, manufacturing of drug substance and drug product for clinical trials, and preparation for commercial manufacturing; and for the Company’s quality assurance programs. The Senior Vice President, Clinical Development & Regulatory Affairs’ clinical and regulatory responsibilities include global oversight of all clinical activities to ensure compliance with cGMP, and all regulatory activities to comply with FDA guidances, timing and strategy of filings, including orphan and registration activities in US and Europe. Activities include data management and oversight as well as safety monitoring.

2. After the Clinical Responsibilities section, add the following new section:

Manufacturing Responsibilities include but are not limited to

Overseeing and working closely with the manufacturing department and includes management of CMOs, product and process development, COGs

3. The last sentence of Exhibit C is amended to read:

As Head of Quality, reports to the CEO and assists the Director of Quality in establishing a robust GMP quality program, including establishment and maintenance of corporate quality systems, and establishment of quality product manufacturing through enforcement of QAA agreements with CMOs.

Exhibit E Incentive Stock Option Agreement is added.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment effective as of November 26, 2012.

COMPANY:

By:	/s/ Thomas J. Farrell
Name:	Thomas J. Farrell
Title:	President & CEO

EXECUTIVE:

By:	/s/ Annemarie Moseley
Name:	Annemarie Moseley, M.D., Ph.D.

EXHIBIT E

Stock Option Agreement